Exhibit 10.04

CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made as of the __ day of ___________, __________, between Under Armour, Inc., a corporation organized under the laws of the State of Maryland (together with its affiliates, the “Company”), and _______________ (“Executive”).

WITNESSETH THAT:

WHEREAS, should Under Armour, Inc. or shareholders of Under Armour, Inc. receive any proposal from a third person regarding a possible Change in Control, the Board of Directors of Under Armour, Inc. (the “Board”) believes it is important that the Company be able to rely upon the Executive to continue in his position until after such Change in Control and that Under Armour, Inc. be able to receive and rely upon the Executive’s advice, if requested, as to the best interest of Under Armour, Inc. and its shareholders in connection with any such Change in Control, without concern that the Executive might be distracted or his advice affected by the personal uncertainties and risks created by such a Change in Control.

NOW THEREFORE, in order to provide an incentive to the Executive for the continued dedication of Executive and the availability of his advice and counsel notwithstanding the possibility of a Change in Control, and to encourage Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.     Definitions.

(i)    “AAA” shall have the meaning set forth in Section 7(ii).

(ii)     “Accrued Obligations” shall mean the sum of the following: (a) the full base salary earned by the Executive through the Termination Date and unpaid as of the Termination Date, calculated at the highest rate of base salary in effect at any time during the twelve (12) months immediately preceding the Termination Date; (b) the amount of any base salary attributable to vacation earned by the Executive but not taken before the Termination Date; (c) any Bonus accrued to the Executive with respect to the calendar year preceding the termination of employment and unpaid as of the Termination Date; (d) a pro-rata Bonus for the year in which the Change in Control occurs, equal to the Bonus times a fraction, the numerator of which is the number of days during the calendar year preceding the Termination Date and the denominator of which is 365; and (e) all other amounts earned by the Executive and unpaid as of the Termination Date.

(iii)    “Arbitration Rules” shall have the meaning set forth in Section 7(ii).

 (iv)     “Bonus” shall mean the greater of: (a) the annual average of the Executive’s bonus paid to the Executive with respect to the two (2) calendar years prior to Executive’s termination of employment with the Company or (b) the Executive’s target bonus for the year of such termination of employment.

(v)    “Cause” shall mean the occurrence of any of the following: (a) the Executive’s material misconduct or neglect in the performance of his duties; (b) the Executive’s commission of any felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; (c) the Executive's material breach of the Company's written Code of Conduct, as in effect from time to time; (d) the Executive's commission of any act that results in severe harm to the Company excluding any act taken by the Executive in good faith that he reasonably believed was in the best interests of the Company; or (e) the Executive’s material breach of this Agreement, including, but not limited to, a material breach of the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement attached hereto as Attachment A.

(vi)    “Change in Control” shall mean the occurrence of any of the following:

a.    Any ‘person’ (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the ‘beneficial owner’ (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Under Armour, Inc. representing fifty percent (50%) or more of the total voting power represented by Under Armour, Inc.’s then-outstanding voting securities, provided, however that a Change in Control shall not be deemed to occur if an employee benefit plan (or a trust forming a part thereof) maintained by Under Armour, Inc., and/or Kevin Plank and/or his immediate family members, directly or indirectly, become the beneficial owner, of more than fifty percent (50%) of the then-outstanding voting securities of Under Armour, Inc. after such acquisition;

b.   A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  ‘Incumbent Directors’ shall mean directors who either (A) are directors of Under Armour, Inc. as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Under Armour, Inc.);

 c. The consummation of a merger or consolidation of Under Armour, Inc. with any other corporation, other than a merger or consolidation which would result in (a) the voting securities of Under Armour, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Under Armour, Inc. or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion as prior to such merger or consolidation; or (b) the directors of Under Armour, Inc. immediately prior thereto continuing to represent at least fifty percent (50%) of the directors of Under Armour, Inc. or such surviving entity immediately after such merger or consolidation; or

d.	The consummation of the sale or disposition by Under Armour, Inc. of all or substantially all of Under Armour, Inc.’s assets.

(vii)     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(viii)    “Contract Period” shall mean the period starting on the date hereof and ending on December 31, 2016.  The Company, in its sole discretion, shall have the right to extend the Contract Period.

(ix)    “Disability” shall mean a physical or mental incapacity of the Executive which entitles the Executive to benefits at least as favorable as the benefits provided under the long term disability plan applicable to and maintained by the Company as in effect immediately prior to the Change in Control.

(x)    “Good Reason,” shall mean the occurrence of any of the following events: (a) a diminishment in the scope of the Executive’s duties or responsibilities with the Company; (b) a reduction in the Executive’s current base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites; (c) a requirement that the Executive relocate more than fifty (50) miles from his primary place of business as of the date of a Change in Control, or a significant increase in required travel as part of the Executive’s duties and responsibilities with the Company; (d) a failure by any successor to the Company to assume this Agreement pursuant to Section 5(a) hereof; or (e) a material breach by the Company of any of the terms of this Agreement.

 (xi)    “Protection Period” shall mean the twelve (12) month period following a Change in Control.

(xii)    “Termination Date” shall mean the effective date as provided hereunder of the termination of Executive’s Employment.

(xiii)    “Without Cause” shall mean the termination of the Executive’s employment by the Company other than for Cause, death or Disability.

2.     Application of this Agreement.  This Agreement shall apply if and only if: (a) the Executive’s employment terminates during the Protection Period and (b) the Change in Control occurs during the Contract Period.  This Agreement shall not apply to any termination of the Executive’s employment other than what is described in the preceding sentence. Notwithstanding the foregoing, if three (3) months prior to the date on which a Change in Control occurs, the Executive’s employment with the Company is terminated by the Company other than by reason of the Executive’s death, Disability or circumstances that would constitute Cause or the terms and conditions of the Executive’s employment are adversely changed in a manner which would constitute grounds for a termination of employment by the Executive for Good Reason, and it is reasonably demonstrated that such termination of employment or adverse change (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement such termination of employment shall be deemed to have occurred during the Protection Period and shall be considered either termination of the Executive’s employment Without Cause by the Company or termination of the Executive’s employment by the Executive for Good Reason, as the case may be.

3.     Termination of Employment of Executive. The Executive’s employment may be terminated by following the procedures specified in this Section 3.

(i)    Cause. The Executive may not be terminated for Cause unless and until a notice of intent to terminate the Executive’s employment for Cause, specifying the particulars of the conduct of the Executive forming the basis for such termination, is given to the Executive by the Company and, subsequently, a majority of the Board finds, after reasonable notice to the Executive (but in no event less than fifteen (15) days prior notice) and an opportunity for the Executive and his counsel to be heard by the Board, that termination of the Executive’s employment for Cause is justified.  Termination of the Executive’s employment for Cause shall become effective after such finding has been made by the Board and five (5) business days after the Board gives to the Executive notice thereof, specifying in detail the particulars of the conduct of the Executive found by the Board to justify termination for Cause. It shall not constitute Good Reason to the Executive to the extent the Executive is relieved of any duties and responsibilities during the period the Board is considering whether such termination for Cause is justified.

(ii)    Disability. Termination of the Executive’s employment for Disability shall become effective thirty (30) days after a notice of intent to terminate the Executive’s employment, specifying Disability as the basis for such termination, is given to the Executive by the Company.

(iii)    Termination Without Cause. At all times, the Company shall have the right by notice to the Executive of the Company’s intention to terminate Executive’s employment Without Cause.  Termination of Executive’s employment by the Company Without Cause shall become effective immediately upon the receipt by the Executive of such notice.

(iv)    Voluntary Termination by the Executive. The Executive may terminate his employment with the Company by giving a notice of voluntary termination to the Company, and if such termination is for Good Reason, such notice shall set forth in reasonable detail the acts and circumstances claimed by the Executive to constitute Good Reason.  Termination of the Executive’s employment by the Executive without Good Reason shall be effective five (5) business days after the Executive gives notice thereof to the Company. The Company shall have twenty (20) days after receipt of such notice from the Executive of claimed Good Reason to cure any Good Reason. If the Company is unable to cure the Good Reason during such cure period, termination of the Executive’s employment by the Executive for Good Reason shall be effective five (5) business days after the expiration of such cure period.

(v)     Death.  Termination of the Executive’s employment for death shall be effective on the date of the Executive’s death.

4.     Benefits Upon Termination of Employment.

(i)    Termination Without Cause or by the Executive for Good Reason. Upon the termination of the employment of Executive Without Cause by the Company or by the Executive for Good Reason, the Company shall pay or provide to the Executive:

(a)     a lump sum payment equal to the sum of the following:

1.    the Accrued Obligations; and

2.    an amount equal to the sum of the annual base salary of the Executive at the highest rate in effect during the Protection Period and the Bonus.

The payment described in this Section 4(i)(a)(1) shall be made by the Company not later than the earlier of the date required by applicable law or five (5) days following the Termination Date.  The payment described in Section 4(i)(a)(2) shall be paid in accordance with Section 4(vi). Executive shall not be required to mitigate the amount of the payment provided for in this Section 4(i)(a) by seeking other employment or otherwise.  The amount of the payment provided for in this Section 4(i)(a) shall not be reduced by any compensation or other amounts paid to or earned by Executive as the result of employment with another employer after the date on which his employment with the Company terminates or otherwise.

(b)    the continuance of the Executive’s life, medical, dental, prescription drug and long and short-term disability plans, programs or arrangements, whether group or individual, of the Company in which the Executive was entitled to participate at any time during the twelve (12) month period prior to the Termination Date until the earliest to occur of (1) one (1) year after the Termination Date; (2) the Executive’s death (provided that compensation and benefits payable to his beneficiaries shall not terminate upon his death); or (3) with respect to any particular plan, program or arrangement, the date the Executive is afforded a comparable benefit at a comparable cost to the Executive by a subsequent employer.

(ii)    Cobra Continuation Coverage. Upon the expiration of the provision of benefits in Section 4(i)(b), the Executive and his dependents shall be entitled to exercise such rights as they may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(iii)    Death and Disability. Upon a termination of the Executive’s employment on account of the Executive’s death or Disability, the Company shall pay to the Executive or his estate or beneficiary (in the event of his death), the Accrued Obligations within five (5) days of the Termination Date and the Company shall provide to the Executive or his estate or beneficiary (in the event of his death), such benefits that the Company provides in the event of an employee’s death or Disability.

(iv)    Cause, Voluntary Termination by the Executive. Upon the termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Obligations within five (5) days of the Termination Date.

(v)    Effect of Stock Options and Other Equity Awards.  The terms and conditions of the Executive’s award agreements or employment agreement (as applicable to such Executive) shall govern the effect of termination of the Executive’s employment on equity awards granted by the Company and held by the Executive as of the Termination Date.

 (vi)    Conditions to Receiving Benefits. The benefits described in Sections 4(i)(a)(2) and 4(i)(b) shall be subject to the Executive’s execution of the Employee Confidentiality, Non-Competition, and Non-Solicitation Agreement attached hereto as Attachment A, and the benefits described in Sections 4(i)(a)(2) and 4(i)(b) will be paid within the sixty (60) day period following the Termination Date provided the Executive executes the release attached hereto as Attachment B, and such release becomes effective and irrevocable within such sixty (60) day period and provided, further, that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, the payment will be made in the second calendar year.

(vii)    No Further Payments due to Executive. Except as provided in this Section 4, the Company shall have no obligation to make any other payment, in the nature of severance or termination pay.

(viii)    Exception to Benefit Entitlements. The Executive shall not receive the payments and benefits under this Agreement if the Executive has executed an individually negotiated employment contract, agreement or offer letter with the Company relating to severance benefits that is in effect on the Termination Date, unless the Executive waives any such severance benefits under such contract, agreement or letter.

(viii)    Retirement Payments.  No amounts paid pursuant to this Agreement will constitute compensation for any purpose under any retirement plan or other employee benefit plan, program, arrangement or agreement of the Company or any of its affiliates, unless such plan, program, arrangement or agreement specifically so provides.

5.    Successors; Binding Agreement.

(a)    This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of Under Armour, Inc.  Additionally, Under Armour, Inc. shall require any such successor expressly to agree to assume and to assume of the obligations of the Company under this Agreement upon or prior to such succession taking place. A copy of such assumption and agreement shall be delivered to the Executive promptly after its execution by the successor.

(b)    This Agreement is personal to the Executive and the Executive may not assign or transfer any part of his rights or duties hereunder, or any payments due to the Executive hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries.  No payment pursuant to any will or the laws of descent and distribution shall be made hereunder unless the Company shall have been furnished with a copy of such will and/or such other evidence as the Board may deem necessary to establish the validity of the payment.

6.     Modification; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by an officer of the Company thereunto expressly authorized by the Board.  Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

7.    Arbitration of Disputes.

(i)    Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration.  It is specifically understood and agreed that any such disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.

(ii)    The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”).

(iii)    The arbitral tribunal shall consist of one arbitrator.  The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of the arbitration.  If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (a) maintains his principal place of business within thirty (30) miles of the City of Baltimore and (b) has substantial experience in executive compensation.  The parties shall each pay an equal portion of the fees, if any, and expenses of such arbitrator.

(iv)    The arbitration shall be conducted within thirty (30) miles of the City of Baltimore or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

(v)    At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party.  No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.
 (vi)    Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal.  The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

(vii)    Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement.

(viii)    If any dispute is not resolved within sixty (60) days from the date of the commencement of an arbitration, then the Company shall, at its option, elect to pay Executive either (a) within five (5) days after the end of such sixty (60)-day period, the amount or amounts which would have been payable to Executive had there been no dispute, subject to reimbursement to the extent consistent with the final disposition of the dispute or (b) following final disposition of the dispute, the amount determined in such final disposition to have been payable, together with Interest from the date when such sums were originally payable to the date of actual payment.  For purpose of this paragraph (viii) the term “Interest” means interest at a rate equal to the Company’s borrowing rate per annum, compounded monthly.

(ix)    Notwithstanding anything to the contrary in this Agreement, the arbitration provisions set forth in this Section 7 shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code.

(x)    If the Executive prevails in the arbitration concerning any substantial matter of this Agreement or the rights and duties of any party hereunder, in addition to such other relief as may be granted, the Company shall reimburse the Executive for the Executive’s reasonable attorneys’ fees incurred by reason of such arbitration to the extent the attorneys’ fees relate to such substantial matter, and any such reimbursement payments shall be made no later than March 15 of the year following the year in which such arbitration award is final.

8.     Notice.  All notices, requests, demands and other communications required or permitted to be given by either party to the other party to this Agreement (including, without limitation, any notice of termination of employment and any notice of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as follows:

If to the Company, to:	If to the Executive, to:

Under Armour, Inc.
Attn: Vice President,
Human Resources
1020 Hull Street
Baltimore, Maryland 21230

With a copy to:	With a copy to:

Under Armour, Inc.
Attn: Legal Department
1020 Hull Street
Baltimore, Maryland 21230

Either party hereto may change its address for purposes of this Section 8 by giving fifteen (15) days’ prior notice to the other party hereto.

9.    Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.    Headings.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

11.    Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original.

12.    Governing Law.  This Agreement has been executed and delivered in the State of Maryland and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Maryland without reference to its principles of conflicts of law.

13.    Certain Withholdings.  The Company shall withhold from any amounts payable to Executive hereunder all federal, state, city and other taxes and withholdings that the Company determines are required to be withheld pursuant to any applicable law or regulation.

14.    Entire Agreement.  This Agreement supersedes any and all other oral or written agreements heretofore made relating to amounts payable pursuant to a change in control and constitutes the entire agreement relating to such change in control. Any existing employment agreement is hereby superseded only with regard to amounts payable pursuant to a change in control.

15.    Code Section 409A. To the extent that the right to any payment under this Agreement provides for deferred compensation within the meaning of Section 409A of the Code that is not exempt from Code Section 409A as involuntary separation pay or a short-term deferral (or otherwise), a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for any payment or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” In addition, notwithstanding any provision to the contrary in this agreement, if Executive is deemed on the date of Executive’s “separation from service” (within the meaning of Code Section 409A) to be a “specified employee” (within the meaning of Code Section 409A), then with regard to any payment under this Agreement that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment shall not be made prior to the later of (1) June 30, 2012, or (2) the earlier of (a) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (b) the date of Executive’s death. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

UNDER ARMOUR, INC.

By: John Stanton	By:

Title	Title

 ATTACHMENT A

EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, AND
NON-SOLICITATION AGREEMENT

[Attachment A, the Form of Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between certain executives and the Company, has been separately filed with the Company’s Annual Report on 10-K for the year ended December 31, 2013, as Exhibit 10.14]

ATTACHMENT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Under Armour, Inc Change in Control Severance Agreement (the “Agreement”).

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under the Company’s Employee Confidentiality, Non-Competition and Non-Solicitation Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release.  This general release includes, but is not limited to:  (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company (other than compensation and benefits accrued before any termination of employment or any rights you may have under stock option grants); (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended), and the federal Employee Retirement Income Security Act of 1974 (as amended).

I understand that I may consider whether to agree to the terms contained herein for a period of twenty-one days after the date hereof.  Accordingly, I will sign and return the acknowledgment copy of this Release to acknowledge my understanding of and agreement with the foregoing.  Prior to my signing this Release, I was advised to consult with an attorney.

This Release will become effective, enforceable and irrevocable seven days after the date on which I sign it. During the seven-day period prior to this date, I may revoke this Release to accept the terms hereof by indicating in writing to the Company my intention to revoke.  I understand that if I exercise my right to revoke hereunder, I will

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forfeit my right to receive any of the special benefits offered to me under the Agreement, and to the extent such payments have already been made, I agree that I will immediately reimburse the Company for the amounts of such payment.

By:

Date:

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